500 President Clinton Ave. Suite 300, Little Rock, AR 72201

Inuvo Announces Financial Results for the Fourth Quarter and Full Year Ending December 31, 2020

LITTLE ROCK, Ark., Feb 11, 2021 (GLOBE NEWSWIRE) -- Inuvo, Inc. (NYSE American: INUV), a leading provider of marketing technology, today announced its financial results for the fourth quarter and full year ending December 31, 2020.

Richard Howe, CEO of Inuvo, stated, “The IntentKey platform grew year-over-year 34% in the fourth quarter and 22% overall driven by the expansion of existing client relationships and an increase in the total number of campaigns on the platform. While year-over-year revenue was down due to the pandemic, the recovery within ValidClick, where revenue was lost year-over-year, has been strong with December revenue up over 100% from the low in May 2020. We would expect ValidClick to be back too normal in 2021 and the IntentKey to continue its growth trajectory, which combined is expected to result in positive Adjusted EBITDA for 2021.”

Inuvo launched the Software-as-a-Service (SaaS) version of the IntentKey in January of 2021 by packaging the proprietary Artificial Intelligence, Analytic Modeling, and Data Technologies in a manner that allows clients to leverage the core IntentKey engine while complimenting that with their own services. Client beta testing in the fourth quarter of 2020 proved successful in delivering comparable performance to the managed service version of the platform. The launch significantly enhances the market potential for the IntentKey product.

Mr. Howe continued, “Our balance sheet has never been stronger. The additional working capital will allow us to continue focusing on our organic growth while also evaluating acquisition opportunities that can accelerate that growth, with a focus on companies whose client relationships are suited to the software and services of the IntentKey.”

Financial Results for the Fourth Quarter and Full Year Ended December 31, 2020:
Net revenue for the full year ended December 31, 2020 totaled $44.6 million as compared to $61.5 million during the same period the year prior, a decrease of 27.4% year-over-year associated with the ValidClick platform where COVID-19 had a material impact on the business. IntentKey revenue grew 22% year-over-year to $10.4 million in 2020 as compared to $8.5 million in 2019.

Overall revenue in the fourth quarter was $12.9 million, up 40% sequentially. ValidClick revenue was up 48.5% sequentially to $9.3M in the fourth quarter, continuing its recovery following its COVID-19 related low point in the second quarter. IntentKey revenue for the fourth quarter of 2020 totaled $3.6 million, an increase of 34% year-over-year. IntentKey revenue for the fourth quarter of 2020 accounted for 28% of the total revenue.
Cost of revenue for the full year ended December 31, 2020 totaled $8.3 million as compared to $22.7 million during the same period the year prior, a decrease of 63.5%, primarily due to the COVID-19 related decline in ValidClick revenue.
Gross profit totaled $36.3 million for the full year ended December 31, 2020 as compared to $38.8 million for the same period the year prior, a decrease of 6.4%. Intentkey gross profit in 2020 increased 90% year-over-year as a result of growth and margin expansion. ValidClick gross profit in 2020 was down 35% year-over-year as a result of the COVID-19 impact on revenue. Gross profit margins improved to 81.4% for the full year ended December 31, 2020 as compared to 63.1% for the same period the year

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500 President Clinton Ave. Suite 300, Little Rock, AR 72201

prior. IntentKey gross profit margins for the fourth quarter of 2020 were 45% compared to 41% in the prior year

Operating expenses decreased 4.7% year-over-year to $44.4 million as compared to $46.6 million for the year ended December 31, 2019.

Net loss for the year ended December 31, 2020 totaled $7.3 million. Net Loss included $4.5 million of non-cash items.

Adjusted EBITDA was a positive $347 thousand in the fourth quarter and a loss of $2.4 million for the full year.

Liquidity and Capital Resources:
At December 31, 2020, Inuvo had $7.9 million in cash, $150,000 in debt and no outstanding balance on its working capital line of $5 million. Subsequent to December 31, 2020, the Company raised an additional $14.25 million from the sale of common stock to institutional investors.

Conference Call Details:
The Company is in the process of finalizing its financial statements and will host a conference call on Thursday, February 11, 2021 at 4:30 p.m. Eastern time to discuss its financial results for the fourth quarter and year ended December 31, 2020 and provide a business update.

Date: Thursday, February 11, 2021
Time: 4:30 p.m. Eastern time
Toll-free Dial-in Number: 1-800-289-0438
International Dial-in Number: 1-323-794-2423
Conference ID: 1881018
Participant Link: http://public.viavid.com/index.php?id=143468

A telephone replay will be available through February 25, 2021. To access the replay, please dial 1-844-512-2921 (domestic) or 1-412-317-6671 (international). At the system prompt, enter the code 1881018 followed by the # sign. You will then be prompted for your name, company and phone number. Playback will then automatically begin.

About the IntentKey™
Inuvo®’s IntentKey™ is a patented, machine-learning technology designed to mirror the manner in which the human brain instantly associates ideas, emotions, places, people, and objects. It creates an accurate, high-definition picture of consumer intent and sentiment related to a particular topic or item. Inuvo harnesses the power of the IntentKey to discover and reach high volumes of incremental in-market and relevant audiences that are hidden from typical marketing approaches. The IntentKey enables pinpoint media execution reaching consumers throughout the purchasing funnel all the way to conversion.

About Inuvo
Inuvo®, Inc. (NYSE American: INUV) is a market leader in artificial intelligence, aligning and delivering consumer-oriented product & brand messaging strategies online based on powerful, anonymous and proprietary consumer intent data for agencies, advertisers and partners. To learn more, visit www.inuvo.com.

www.inuvo.com

500 President Clinton Ave. Suite 300, Little Rock, AR 72201

Safe Harbor / Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including, without limitation risks detailed from time to time in our filings with the Securities and Exchange Commission (the “SEC”), and represent our views only as of the date they are made and should not be relied upon as representing our views as of any subsequent date. You are urged to carefully review and consider any cautionary statements and other disclosures, including the statements made under the heading "Risk Factors" in Inuvo, Inc.'s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 as filed on February 11, 2021, our Quarterly Reports on Form 10-Q, and our other filings with the SEC.  Additionally, forward looking statements are subject to certain risks, trends, and uncertainties including the continued impact of Covid-19 on Inuvo’s business and operations. Inuvo cannot provide assurances that the assumptions upon which these forward-looking statements are based will prove to have been correct. Should one of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expressed or implied in any forward-looking statements, and investors are cautioned not to place undue reliance on these forward-looking statements, which are current only as of this date. Inuvo does not intend to update or revise any forward-looking statements made herein or any other forward-looking statements as a result of new information, future events or otherwise. Inuvo further expressly disclaims any written or oral statements made by a third party regarding the subject matter of this press release. The information, which appears on our websites and our social media platforms is not part of this press release.

Inuvo Company Contact:
Wally Ruiz
Chief Financial Officer
Tel (501) 205-8397
wallace.ruiz@inuvo.com
Investor Relations:
KCSA Strategic Communications
Valter Pinto, Managing Director
Tel (212) 896-1254
Valter@KCSA.com

www.inuvo.com

500 President Clinton Ave. Suite 300, Little Rock, AR 72201

INUVO, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31	December 31,

	2020	2019
Assets

Cash	$7,890,665	$372,989
Accounts receivable, net	6,227,610	7,529,785
Prepaid expenses and other current assets	413,435	243,888
Total current assets	14,531,710	8,146,662

Property and equipment, net	1,187,061	1,374,152

Goodwill	9,853,342	9,853,342
Intangible assets, net	8,586,089	10,451,593
Other assets	1,023,369	865,178
Total other assets	19,462,800	21,170,114
Total assets	$35,181,571	$30,690,928

Liabilities and Stockholders’ Equity

Accrued expenses and other current liabilities	$4,680,912	$4,057,340
Accounts payable	4,048,260	7,520,567
Financed receivables	-	3,381,364
Convertible promissory notes (net)	-	536,806
Derivative liability	-	182,250
Total current liabilities	8,729,172	15,678,327
Deferred tax liability	107,000	107,000
Other long-term liabilities	1,052,285	452,051
Total long-term liabilities	1,163,285	559,051

Total stockholders' equity	25,289,114	14,453,550
Total liabilities and stockholders' equity	$35,181,571	$30,690,928
INUVO, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

www.inuvo.com

500 President Clinton Ave. Suite 300, Little Rock, AR 72201

	Three Months Ended		Twelve Months Ended
	December 31	December 31	December 31	December 31
	2020	2019	2020	2019
Net revenue	$12,902,487	$18,222,984	$44,640,007	$61,525,214
Cost of revenue	2,141,562	5,390,377	8,296,483	22,700,873
Gross profit	10,760,925	12,832,607	36,343,524	38,824,341
Operating expenses
Marketing costs	8,261,359	10,122,874	27,410,284	30,135,991
Compensation	2,425,592	2,023,231	9,350,831	7,753,528
Selling, general and administrative	1,920,769	2,000,900	7,630,990	8,673,015
Total operating expenses	12,607,720	14,147,005	44,392,105	46,562,534
Operating loss	(1,846,795)	(1,314,398)	(8,048,581)	(7,738,193)
Interest expense (income), net	(2,170)	29,348	(253,505)	(482,210)
Other income , net	1,134,000	92,035	997,517	3,397,902
Net loss before taxes	(714,965)	(1,193,015)	(7,304,569)	(4,822,501)

Income tax benefit	-	334,394	-	334,394

Net loss	(714,965)	(858,621)	(7,304,569)	(4,488,107)
Earnings per share, basic and diluted
Net loss income	($0.01)	($0.02)	($0.09)	($0.11)
Weighted average shares outstanding
Basic	97,629,735	50,450,199	77,473,479	40,454,779
Diluted	97,629,735	50,450,199	77,473,479	40,454,779

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500 President Clinton Ave. Suite 300, Little Rock, AR 72201

RECONCILIATION OF LOSS FROM CONTINUING OPERATIONS BEFORE TAXES TO ADJUSTED EBITDA
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31	December 31	December 31	December 31
	2020	2019	2020	2019
Operating loss	($1,846,795)	($1,314,398)	($8,048,581)	($7,738,193)
Depreciation	318,623	394,019	1,372,426	1,680,105
Amortization	542,827	598,299	2,233,485	1,742,280
EBITDA	(985,345)	(322,080)	(4,442,670)	(4,315,808)
Stock-based compensation	198,068	195,284	858,683	789,914
Non-recurring items:
PPP Loan Forgiven	1,109,000	-	1,109,000	-
Third party rights agreement	24,999	-	78,762	-
Merger costs incurred during the Terminated Merger			-	991,158
Net adjustment to derivative liability accounts	-	(447,678)		(286,473)

Adjusted EBITDA	$346,722	($574,474)	($2,396,225)	($2,821,209)

Reconciliation of Loss from Continuing Operations before Taxes to EBITDA and Adjusted EBITDA
We present EBITDA and Adjusted EBITDA as a supplemental measure of our performance. We defined EBITDA as net loss from continuing operations before taxes plus (i) interest expense, net, (ii) depreciation, and (iii) amortization. We further define Adjusted EBITDA as EBITDA plus (iv) stock-based compensation and (v) certain identified expenses that are not expected to recur or be representative of future ongoing operation of the business. These adjustments are itemized above. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating EBITDA and Adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same or similar to some of the adjustments in the presentation. Our presentation of EBITDA and Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items

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